Exhibit H(13)

FORM OF

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 20th day of June, 2011.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual RetireSMARTSM Growth Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1. Expense Limitation

The Manager agrees to waive .07% of other expenses of Class S, Class Y, Class L and Class A shares of the Fund through March 31, 2013. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 20th day of June, 2011.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:
Eric Wietsma, Senior Vice President

MASSMUTUAL SELECT FUNDS on behalf of the Fund

By:
Nicholas Palmerino, CFO and Treasurer